Exhibit 99.2
TELULAR CORPORATION
TELULAR CORPORATION THIRD QUARTER 2008 EARNINGS
July 30, 2008, 4:30 PM ET
CORPORATE PARTICIPANTS
Joe Beatty
Telular Corporation — President, Chief Executive Officer
Jonathan Charak
Telular Corporation — Senior Vice President, Chief Financial Officer
Brinlea Johnson
The Blueshirt Group — Investor Relations
CONFERENCE CALL PARTICIPANTS
Rob Damron
21st Century Equity — Analyst
Kevin Dede
Morgan Joseph — Analyst
Andrew Moore
B. Riley — Analyst
Madhu Kodali
Fertilemind Capital — Analyst
Bill Ganelin
Cottingham Management — Analyst
Aram Fuchs
Fertilemind Capital — Analyst
PRESENTATION
Operator
Ladies and gentlemen, thank you for standing by, and welcome to the Telular Corporation Third Quarter 2008 Earnings Conference Call. During today’s presentation, all parties will be in a listen-only mode. Following the presentation, the conference will be opened for questions. (OPERATOR INSTRUCTIONS). This conference is being recorded today, July 30, 2008.
I would now like to turn the conference over to Ms. Brinlea Johnson with The Blueshirt Group. Please go ahead.
Brinlea Johnson - The Blueshirt Group — Investor Relations
Good afternoon, ladies and gentlemen, and welcome to Telular Corporation’s conference call to discuss operating results for the third quarter ended June 30, 2008. By now everyone should have received a copy of the company’s press release sent out this afternoon. If you need a copy of the release, please contact The Blueshirt Group at 212-551-1453.
On the line with us today from Telular’s management is Joe Beatty, President and Chief Executive Officer; and Jonathan Charak, Senior Vice President and Chief Financial Officer.
Before we begin, I would like to turn your attention to the fact that forward-looking statements may be made during the course of the call and certain factors may cause actual results or performance to differ materially from what is implied by these forward-looking statements. Please refer to the Company’s 10-K and other periodic filings with the SEC for a discussion of these factors.

And finally, this conference is scheduled to last no more than 50 minutes including questions. During the Q&A session, please limit your questions to be courteous to the other callers who may want to ask a question.
At this point, I’d like to turn the call over to Mr. Joe Beatty.
Joe Beatty - Telular Corporation — President, Chief Executive Officer
Thanks, Brinlea. Good afternoon, everyone. Welcome to Telular’s conference call to discuss financial results for the third quarter of 2008.
This quarter, we were pleased with our overall profitability, posting our eighth consecutive profitable quarter, yielding significant cash from operations, and instituting a share repurchase program to further generate shareholder value.
Sales in the third quarter were driven by our Terminals business, which grew 41% year-over-year and 47% sequentially. Despite the weakened housing market and current economic conditions, we continue to generate solid Telguard sales. We’re seeing a strong retention rate among our Telguard subscriber base, and remain targeted on increasing service revenues on an ongoing basis.
Additionally, we’re very focused on expanding our new market opportunity in the M2M or Machine to Machine space, and are optimistic we can announce significant milestones in this area in the near term. I’ll go into more detail later on in the call, but first I’m going to turn the call over to Jonathan Charak, our CFO, to review the third quarter financials.
Jonathan Charak - Telular Corporation — Senior Vice President, Chief Financial Officer
Thank you, Joe. Good afternoon. For the third quarter of 2008, Telular reported revenue from continuing operations of $15.3 million, compared to $16.5 million for the same period last year. The Company reported third quarter income from continuing operations of $644,000, as compared to income from continuing operations of $1.4 million in the same period last year.
In order to further highlight the Company’s operating performance, I have started to report quarterly income from continuing operations before non-cash items, a non-GAAP measure which adds back depreciation and stock-based compensation expense to income from continuing operations.
For the third quarter of 2008, income from continuing operations before non-cash items was $1.2 million, as compared to $1.8 million for the same period last year.
Third quarter 2008 Telguard product and service revenues decreased to $9.7 million from $12.5 million reported in the same period last year. Telguard product sales decreased over the prior year period to $5.1 million, while Telguard service revenues were flat from the prior year period.
Remember, this was the first full quarter consisting entirely digital service subscribers as a result of the total deactivation of all remaining analog units at the conclusion of the sunset period. Therefore, our average revenue per unit, or ARPU, is no longer benefiting from the higher priced analog service revenue. Going forward, we expect Telguard service revenue to continually increase.
During the third quarter, we sold over 33,000 Telguard units and activated roughly 36,000 new Telguard subscribers. Total Telguard subscribers as of June 30, 2008 were approximately 405,000.
The average selling price per Telguard hardware unit sold this quarter decreased to $154 from $192 reported in the second quarter of 2008, as we sold a larger proportion of residential models and are pricing more aggressively. For the fourth quarter of 2008, we would expect Telguard product ASPs to track around the third quarter rate.
Telguard service ARPU declined sequentially to $3.89 per month in the third quarter from $4.63 per month in the second quarter of 2008, also as a result of the total deactivation of all remaining analog units. Going forward, now that we are only servicing digital units, we expect our service ARPU to trend around this level.
Moving now to terminal products, terminal revenue was $5.6 million for the third quarter of 2008, a 41% increase as compared to $4 million in the prior year period and up 47% compared to the second quarter of 2008.
We delivered a substantial number of terminal units during the quarter, some of which had rolled over from the prior period. We are experiencing strong demand for our products in Latin America and expect to see significant orders in the fourth quarter of 2008.

Our gross margin from continuing operations was 34%, compared to 39% in the second quarter of 2008. While our gross margins this quarter were positively impacted by the improved Telguard service margins, gross margins were lower sequentially due to the higher number of terminal sales in Latin America and the customer mix of more residential than commercial Telguard units.
Operating expenses were $4.8 million in the third quarter of 2008, compared to $4.3 million in the third quarter of 2007 and $5.2 million in the second quarter of 2008. We have been effectively managing operating expenses and are focused on maintaining its current low run rate.
After a lengthy sales process, a buyer for the Company’s assets of its Fixed Cellular Phone business was not found. In addition, the Company has sold the majority of its inventory of Fixed Cellular Phone finished goods during the same period.
Telular has made the decision to cease operations of the Fixed Cellular Phone business effective June 30, 2008. As a result, the Company reported a net loss from discontinued operations of $4.7 million. Telular will continue to hold the non-operating assets of that business, consisting most of its receivables until such receivables are collected over the next six months.
The Company generated $2.9 million in cash flow from continuing operations, significantly improving cash balances to $19.2 million from $16.2 million reported at March 31, 2008. Looking ahead, we expect to generate cash on an ongoing basis in supported of the share repurchase program we announced today.
Now, I would like to turn the call back to Joe to go into a more detailed discussion of our business and the longer-term growth plans.
Joe Beatty - Telular Corporation — President, Chief Executive Officer
Thanks, Jonathan. We have a clear strategy in place to leverage Telular’s past experience and success in entering the Telguard market to expand into the layered applications outside of the security space. We have a leading position serving the security market, a strong set of customers and a growing steady base upon which we can continue to build additional shareholder value.
This quarter, we added fewer new subscribers than we had previously expected, but our ability deliver over 32,000 net new subscribers during one of the toughest periods in the housing sector speaks volumes to the value consumers are identifying in our Telguard products. Importantly, we’re finding our Telguard offerings to be very sticky and experienced an incredibly low quarterly churn rate of less than 1%, losing only 3,000 or so subscribers this quarter.
We’re focused on continuously building a recurring revenue stream, and our subscriber growth this quarter equates to a compound annual growth rate of over 40%.
The Company is also making progress on expanding Telguard into Mexico, a right market opportunity that I’m very excited about. We have identified our key partners and have the service model in place which we plan to utilize. As soon as the partnership gets finalized, I look forward to being able to provide you with more specific details.
Moving to terminal sales, we delivered a strong quarter and we expect to sustain this level of sales in the fourth quarter of this year. We are close to introducing the SX6T, a replacement product for our flagship SX5 Terminal, which we expect to expand our international footprint. The SX6T has more functionality and a lower price, and that combined should expand our terminal sales into new developing countries.
As I’ve mentioned before, it’s our focus to replicate our Telguard M2M service model into vertical markets outside of security. We are carefully evaluating opportunities in the agriculture market and have targeted a key distribution partner and developed a roll-out plan. We’re making steady progress in this space and plan to deliver initial revenues from this segment in the first fiscal quarter of 2009.
Complementing our efforts in the AG industry, we’re also developing solutions in other M2M vertical markets, which we hope to speak about more in the future.
We are working hard at Telular to build upon our growth initiatives while being mindful of our goals to maintain continued profitability. We have a very efficient cost structure in place and continuing to effectively manage costs. Looking ahead, we will take careful attention to both the top line and our expenses in an effort to generate cash and deliver sustained and increasing profitability.
To close, I’m very excited with our announcement today that our Board of Directors has authorized a share repurchase program, in which the Company made buy back up to $5 million in shares of common stock. We believe the repurchase of shares is a prudent use of the Company’s cash and underscores the Board’s confidence in the future operating results and cash flow of the company. We remain fully committed to building long-term shareholder value, and I look forward to keeping you updated on our progress.
And with that, I’d like to turn the call back over to Nicole to coordinate questions you might have.

QUESTION AND ANSWER
Operator
Thank you. (OPERATOR INSTRUCTIONS). Our first question comes from the line of Rob Damron with 21st Century Equity. Please go ahead.
Rob Damron - 21st Century Equity — Analyst
Good afternoon, guys.
Joe Beatty - Telular Corporation — President, Chief Executive Officer
Hey, Rob.
Rob Damron - 21st Century Equity — Analyst
Let’s see, a couple questions. Joe, maybe you can talk a little bit about the competitive environment for the wireless communicator, has that changed at all over the last three to six months? And also maybe you can give us what appears to the take rate for the digital communicator on new sales.
Joe Beatty - Telular Corporation — President, Chief Executive Officer
Sure. We’ve been, as you may imagine, doing a lot of inquiring of our customers and from what was told and what we see, the entire market is a bit slower and we ask the direct question to folks hey, are you using us less or is the market not growing as fast? And the message we get back is that our market share remains the same, and that overall demand is just somewhat down from what was happening before. And we attribute that to the housing issue and perhaps the economy overall. So that’s a point we try to keep tabs on pretty close and I think the essence of your question had to do with that. Did that your answer your question Rob?
Rob Damron - 21st Century Equity — Analyst
Yeah, yes, it did. And then just a second one regarding margin. Telguard products as well as the terminal products, looks like overall margin was down. Is that just a function of mix to residential or was there more promotional activity during the quarter and is that something that we should anticipate going forward?
Joe Beatty - Telular Corporation — President, Chief Executive Officer
No, I think as Jonathan mentioned, the margin very much was mix dependent and it occurred both in Telguard product and in terminal product. In Telguard, it has to do with residential versus commercial units going out the door. And when we have a predominance of residential, then the average selling price is lower because those are lower priced models and they’re also lower gross margin models. That’s what happened within Telguard. In Terminals, pretty much any time we have a very strong quarter like we did, there are a number of large orders behind that, typically to Latin America. We do give our largest customers who order in such scale better pricing, and so you’ll see lower gross margins there as well. So that was from our perspective very much an issue of mix and not an issue of unit price drops.
And I’ll just point out as I look back in a time series here, the Telguard average selling price was $158 the quarter that ended last September 30 and that was the huge quarter where we sold 100,000 units. So, the territory we’re in is not a new territory and really has been a mix issue at this point. We did a little bit on pricing, but very much predominantly a mix issue.

Rob Damron - 21st Century Equity — Analyst
Okay. And then just last question on the balance sheet, assets of discontinued operations ran about $8 million, is that mostly receivables and have you written that down at all or is that a number that you believe you can collect?
Jonathan Charak - Telular Corporation — Senior Vice President, Chief Financial Officer
Yeah, Rob, it’s Jonathan. And except for about $125,000, that number is exclusively receivables and they are written down to what we believe we’re going to be able to collect.
Rob Damron - 21st Century Equity — Analyst
Over up how long of a period?
Jonathan Charak - Telular Corporation — Senior Vice President, Chief Financial Officer
We expect within six months, some of these are the foreign receivables which do take a long time to collect, but we feel that within six months we will get most if not all of that amount.
Rob Damron - 21st Century Equity — Analyst
Okay. That’s all I have. Thanks.
Jonathan Charak - Telular Corporation — Senior Vice President, Chief Financial Officer
Thanks, Rob.
Operator
Thank you. Our next question comes from the line of Kevin Dede with Morgan Joseph. Please go ahead.
Kevin Dede - Morgan Joseph — Analyst
Hi, Joe.
Joe Beatty - Telular Corporation — President, Chief Executive Officer
Hi, Kevin.
Kevin Dede - Morgan Joseph — Analyst
Have you had a chance to sort of reassess the breadth of the market, the size of the market since the migration from analog to digital and look at penetration levels in both the commercial and the residential markets?

Joe Beatty - Telular Corporation — President, Chief Executive Officer
Somewhat. Our perspective is that we lost 60 some thousand analog subscribers when the [sunset] occurred, and at that point we had 380,000 or so subs. So that was a big hit to us and we think that happened across the industry. We were kind of riled up and thinking that there was a chance we could get many of them back. What we’ve learned over the last three months is most of those subscribers are kind of gone for good, and again not only us, but it’s industry wide from what we’ve seen.
It was really a kind of a level set drop because of the analog sunset. Now the positive side of that, as I said in my remarks, is if you take our growth rate of subscribers this quarter and annualize it, it’s over 40% compound annual growth. That’s pretty darn good. So, while we had a little bit of a setback as an industry because of the technology change, the growth rate is pretty darn good. The unit growth rate to the security dealers that are our customers is not that big, it’s a single digit, sometimes low single digit rate. So the fact that cellular communicators are growing at the level, I described currently above 40% annually, I think they’re pretty good conditions.
Kevin Dede - Morgan Joseph — Analyst
Okay. And can you give us little more insight as to given that it seems your mix leaned a little bit more heavily on the residential side, can you give us an idea on how are you’re trying to spur that growth and what you think your addressable market becomes in light of this housing situation?
Joe Beatty - Telular Corporation — President, Chief Executive Officer
Sure. I think what happened is the quarter before this last one our average selling was skewed toward commercial average selling prices of about of $190 a unit. In my mind what happened was the commercial subscribers were a lot more serious about converting from analog; they did that in droves as the sunset occurred. And so you saw in our business a higher proportion in that quarter of commercial. Now that that event has occurred, we’re back down to more of a natural mix of residential to commercial. For us, that’s just about 70/30, 70% residential, 30% commercial. I think we’re closer to normal territory now in terms of the mix differential.
And I would tell you out of the 20 million or so monitored security systems in the US, the numbers I’ve seen suggest that about 16 million of those are residential and 4 million, 4.5 million of those are commercial. Our commercial percentage of 30% is above kind of the industry mix. So I feel good about that, because they’re higher value customers.
Kevin Dede - Morgan Joseph — Analyst
Okay. And Jonathan, did I understand your response to last question correctly, the 7.97 million discontinued ops of assets relating to that discontinued ops and you think you will recover all but about 130,000 of it?
Jonathan Charak - Telular Corporation — Senior Vice President, Chief Financial Officer
No, all of the receivables that are recorded, which is about 7.8 million, are recoverable. There is another piece of equipment that we believe we’ll be able to auction off and recover the value that’s on the books, which is around $130,000.
Kevin Dede - Morgan Joseph — Analyst
Okay. And I guess the plan is to put those assets to work and then repurchasing shares?
Joe Beatty - Telular Corporation — President, Chief Executive Officer
Correct. That’s why we feel good about share repurchase. We’ve got a lot of cash. We’re continuing to build cash. We have $8 million or so that will come over the next six months from what are left of the discontinued operations, so yes.

Kevin Dede - Morgan Joseph — Analyst
Very good. Thanks gentlemen.
Joe Beatty - Telular Corporation — President, Chief Executive Officer
Thanks, Kevin.
Operator
Thank you. Our next question comes from the line of Andrew Moore with B. Riley. Please go ahead.
Andrew Moore - B. Riley — Analyst
Hey guys, how are you doing?
Joe Beatty - Telular Corporation — President, Chief Executive Officer
Good, Andrew, how are you?
Andrew Moore - B. Riley — Analyst
Doing pretty well. Just looking for a little bit more color on the agricultural business and M2M. It sounds pretty good that you’re going to start looking at revenues Q1 ‘09, but wondered if you could comment on maybe the nature of that partnership. I think in the last conference call you said you’d be able to disclose something by this time and I don’t believe we’ve seen anything just yet. So whatever you can add would be helpful.
Joe Beatty - Telular Corporation — President, Chief Executive Officer
Sure. I had hoped to announce it before today who our partner was. We are progressing. And all I can say is sometimes when you work with a larger entity than yourself sometimes they take a little longer to get things done.
Andrew Moore - B. Riley — Analyst
Like cattle or something to that effect or?
Joe Beatty - Telular Corporation — President, Chief Executive Officer
Well, the nature of the AG application is poultry actually.
Andrew Moore - B. Riley — Analyst
Okay.

Joe Beatty - Telular Corporation — President, Chief Executive Officer
That’s about all I can tell you until announcement time. It’s difficult for me to throw dates out there after having missed the self-imposed deadline I gave last quarter, but it should be very soon.
Andrew Moore - B. Riley — Analyst
I got you. And then just moving on sales and marketing line, I think you said you hope to keep that in kind of the 9% to 10% range, a little bit above that, but is that a safe range to think about going forward?
Joe Beatty - Telular Corporation — President, Chief Executive Officer
Yeah, it is and I think the absolute level of revenue was a little lower than we had expected this quarter and that’s why it kind tripped up a little bit above on a percentage basis. But I think going forward that’s a good level for you to keep in mind.
Andrew Moore - B. Riley — Analyst
Okay. Thank you. That’s all I need.
Joe Beatty - Telular Corporation — President, Chief Executive Officer
Thanks.
Operator
Thank you. Our next question comes from the line of Madhu Kodali with Fertilemind Capital. Please go ahead.
Madhu Kodali - Fertilemind Capital — Analyst
Hi Joe and Jonathan.
Joe Beatty - Telular Corporation — President, Chief Executive Officer
Hi, Madhu.
Jonathan Charak - Telular Corporation — Senior Vice President, Chief Financial Officer
Hello.
Madhu Kodali - Fertilemind Capital — Analyst
Trying to reconcile these assets in discontinued operations, as of last quarter you had roughly $15.2 million in assets and now you have about $7.97 million and you have written off only $4.7 million. So the difference should be about $2.53 million and looks like you collected only $680,000. So trying to reconcile, I was wondering if you can help me out with what’s going on there.

Jonathan Charak - Telular Corporation — Senior Vice President, Chief Financial Officer
Of the $15.2 in the last quarter there were $10 million of receivables, about $2.8 million of inventory, finished goods primarily and about $2.3 million of property and equipment and intangibles. Now, we’ve collected many of those receivables, but again we were making sales during this past quarter as well on the receivables. The $2.3 million of property and equipment and intangibles were written off and we sold most of that inventory.
Joe Beatty - Telular Corporation — President, Chief Executive Officer
(MULTIPLE SPEAKERS) sold it for a loss.
Jonathan Charak - Telular Corporation — Senior Vice President, Chief Financial Officer
The $4.7 million is the write-offs of the property and the intangibles, the non-cash write-offs, plus the operating loss of just running the business for the quarter. But of course, when we sold inventory we were just trying to get as much as we can for the products. So the loss over that period of time was a non-cash loss. We already have the inventory in stock, and so we were just selling it for what we could get it for. Does that make sense, does that answer your question?
Madhu Kodali - Fertilemind Capital — Analyst
Yeah, it does. I guess I got confused, but in the loss from the discontinued operations and the write off, write off didn’t show up in the P&L, it’s only a balance sheet item?
Jonathan Charak - Telular Corporation — Senior Vice President, Chief Financial Officer
Well, the $4.7 million includes the write off, but it includes other operating losses as well for that business for the period.
Madhu Kodali - Fertilemind Capital — Analyst
Okay, all right. Thank you.
Joe Beatty - Telular Corporation — President, Chief Executive Officer
Thanks, Madhu.
Operator
Thank you. (OPERATOR INSTRUCTIONS). Our next question comes from the line of Bill Ganelin with Cottingham Management. Please go ahead.
Bill Ganelin - Cottingham Management — Analyst
Yeah, hi, thanks. Hi, Joe.
Joe Beatty - Telular Corporation — President, Chief Executive Officer
Hi, Bill.

Bill Ganelin - Cottingham Management — Analyst
I want just to follow up on the discontinued operations. Is there anything in the current liability section from discontinued ops?
Jonathan Charak - Telular Corporation — Senior Vice President, Chief Financial Officer
There are. There are about $1.7 million between accounts payable and accruals. The accounts payable was about $600,000 or $700,000, which are real liabilities that we’re going to be paying in the near term, and just over $1 million in accruals for things such as storage — sorry — freight costs and some storage costs, some warranty reserves. Some of those things are our best estimates of what it’s going to come through, but there is a chance not all of that may ultimately get paid.
Bill Ganelin - Cottingham Management — Analyst
Okay. So, whatever that collectible — receivable is going to be net to down a little bit then?
Jonathan Charak - Telular Corporation — Senior Vice President, Chief Financial Officer
Correct. $7.8 million that’s currently on the books of $1.7 million would be a net figure.
Bill Ganelin - Cottingham Management — Analyst
Right.
Jonathan Charak - Telular Corporation — Senior Vice President, Chief Financial Officer
For collections on receivables.
Bill Ganelin - Cottingham Management — Analyst
Okay. And then I guess just from the press release if you looked at that quickly, it would seem then that for the fourth quarter, you’re right now kind of targeting or you expect to might have around 25,000 or so in new subscribers. Am I doing the math right on that?
Joe Beatty - Telular Corporation — President, Chief Executive Officer
Yeah.
Bill Ganelin - Cottingham Management — Analyst
And if so, it’s even a little bit lower than the third quarter. Is there anything particular going on, is that just continuation of the housing market?
Joe Beatty - Telular Corporation — President, Chief Executive Officer
Yes. It’s difficult with having been a little bit short this quarter of what we expected from a guidance perspective. We wanted to make sure that whatever number we put out there that we could solidly make it. And so we put a range and your math is correct on a net basis that we’ll end up 425 to 435 and we’re at 405 now. So the difference gets you our net-add expectations. And it’s important to me that we nail it putting those numbers out this time.

Bill Ganelin - Cottingham Management — Analyst
Okay. Let me find the balance sheet, the inventory number on the balance sheet. It still seems a bit on the high side. I remember going back it has always been build up for the changeover and are there some things in there, are the inventories at comfortable level or do you feel that they’re still too high?
Joe Beatty - Telular Corporation — President, Chief Executive Officer
We sold fewer Telguard units this quarter than we had hoped to. What happens when that occurs is that typically I end up with more inventory than I hoped to as well.
Bill Ganelin - Cottingham Management — Analyst
Okay.
Joe Beatty - Telular Corporation — President, Chief Executive Officer
You can do the math. If we sold 10,000 or 20,000 more units that would have been $1.5 million or $3 million more of revenue and our gross margins, so you can you figure out what that represents in inventory value. So it ended up higher than I would have expected. We’ll try to work that down somewhat more in the future. But I won’t expect dramatic differences. We’ve got a new product launch coming in Terminals with the SX6 and there is some upfront inventory build that happens there, nothing dramatic. But in terms of setting our expectations, the normalized run rate of inventory is not that far from what it is.
Bill Ganelin - Cottingham Management — Analyst
Okay, all right. Thanks.
Joe Beatty - Telular Corporation — President, Chief Executive Officer
Thanks, Bill.
Operator
Thank you. Our next question is a follow-up question from the line of Madhu Kodali with Fertilemind Capital. Please go ahead.
Aram Fuchs - Fertilemind Capital — Analyst
Yeah, this is actually Aram Fuchs from Fertilemind Capital. I was wondering if you could just give a little more detail on your thinking that this weakness is due to the real estate market. Are you just assuming this or are you getting the feedback from dealers? And if so, are you being particularly hit in dealers in areas where the subprime mortgage has really hurt people, mainly in Arizona, Nevada, Southern Cal, and Florida? Thank you.

Joe Beatty - Telular Corporation — President, Chief Executive Officer
Sure Aram, this is Joe. We’ll talk to our dealers in getting a sense for what’s going on with their demand or lack or lessened demand for our product than we expected and they tell us, we’re seeing less demand. In a lot of cases it’s new construction where they may have had an arrangement with a builder in their area to put up a security system and a cellular backup unit in on spec, upfront. And so with builders building a lot fewer new homes, the dealers are putting fewer systems in that case. And then it’s also the other side of the business, the existing homes that are turning over less than they used to. So it’s a combination of the two, but we’re getting the indication about housing being a cause when we speak to our dealers and enquiring as to why their order rates have dropped, so kind of primary field research.
But again, from my perspective, I don’t want to overplay that. If you look at our growth rate, it wasn’t quite what we had expected. But again if you annualize, then it’s over 40% compound annual growth; that’s a pretty good business.
Aram Fuchs - Fertilemind Capital — Analyst
Great. And what’s the geographic concentration in those states that I mentioned?
Joe Beatty - Telular Corporation — President, Chief Executive Officer
We are seeing less demand in the states that have more significant housing issues related to subprime. But it’s hard for us to get data that is that precise. We can get a sense of that based on the anecdotal information we get from dealers in that area, which is a little stronger. But I couldn’t get you any hard statistics to support that.
Aram Fuchs - Fertilemind Capital — Analyst
Okay, great. Thanks for your time.
Joe Beatty - Telular Corporation — President, Chief Executive Officer
Thanks, Aram.
Operator
Thank you. (OPERATOR INSTRUCTIONS). Okay, our next question is a follow-up question from the line of Madhu with Fertilemind Capital. Please go ahead.
Madhu Kodali - Fertilemind Capital — Analyst
Joe, one other question on the Telguard product pricing. Is the downward pressure probably because competitors are moving the prices or because there is no volume because they’re trying to pull incentives out there and what do you see going forward in terms of pricing stability and your new margins in that particular group?
Joe Beatty - Telular Corporation — President, Chief Executive Officer
Sure, Madhu. The question had to do with the product pricing and the average selling prices what we disclosed related to the Telguard units. And just to repeat, it’s mostly a mix tissue, which is the fact that the residential units we put in place are the lower priced units that we sell. We have a line of Telguard products, five or six different models that people buy, commercial users buy, more fully featured, more expensive, and a bit higher margin products. The majority of the reason our ASP is down this quarter is because of the mix.
Pricing out there has been fairly decent. It’s difficult to predict going forward, but today we don’t see any strong reason to think pricing is going to shrink. But I guess we’ll have more to say when we get through another quarter here, but again mostly a mix issue.

Madhu Kodali - Fertilemind Capital — Analyst
Okay. One other question on the cash flow looks like at the current run rate you are generating roughly $3 million in cash on a quarterly basis. So if you continue to do this going forward, what are your expectations in terms of future cash flows?
Joe Beatty - Telular Corporation — President, Chief Executive Officer
Well, we do expect to continuing to produce cash both from operating the business and from working down receivables from the now discontinued phone business in at least another six months there. So we should build cash and we’ve got the share buyback announced, and so we’ll use some of it there. And I think we’ll be open-minded as to other ways to grow the business faster. We’re working hard to develop new M2M solutions in house. But perhaps there’ll be other opportunities to grow the business faster making use of that cash.
Madhu Kodali - Fertilemind Capital — Analyst
Have you been working on the M&A situation or are you trying to find some targets?
Joe Beatty - Telular Corporation — President, Chief Executive Officer
Well, I think our approach is just always to be open-minded, which is really focus on what we’re good at and let that direct us in terms what could be next for new services and new products. And once we identify that, we’d work hard internally. But I think it’s always good to be open-minded to see what others might be out there that could help accomplish that. We don’t have any announced M&A program in place, but just we’re open-minded about it.
Madhu Kodali - Fertilemind Capital — Analyst
Okay. Thank you.
Joe Beatty - Telular Corporation — President, Chief Executive Officer
Thanks, Madhu.
Operator
Thank you. Our next question comes from the line of Andrew Moore with B. Riley. Please go ahead.
Andrew Moore - B. Riley — Analyst
Hey, just a quick follow-up question somewhat related to that ASP question. Looking at ARPU, I think you guys had suggested it may settle around the $4 range and $3.88 I think we are at this quarter. Do you see much downside to that or where is that pressure coming from or what can we expect or model going forward?
Joe Beatty - Telular Corporation — President, Chief Executive Officer
Sure. We suggested to people that $4ish was the right level for our digital average revenue per unit. And now that we’re all digital, we came in this quarter $3.89, that’s 2.75% below the $4 that I’ve been talking. I guess I’m really just guilty of rounding off. That’s about the right level. We don’t see any reason why that would shift meaningfully in the near term. I think we are in a technology business, and so from that perspective I think there’s always a drift downward. But we don’t have any concerns about the $3.89 moving much. And I think from our perspective, that’s about $4 anyway. It’s within a couple percentage points of what we suggested.

Andrew Moore - B. Riley — Analyst
Right. So there is not any pressure or anything from ADT or anybody like that, that’s just mix simply?
Joe Beatty - Telular Corporation — President, Chief Executive Officer
Yeah, and that is also affected by mix, because our residential service plans are lower priced than our commercial service plans. So that number is a lower price for residential than commercial customers, so there’s a mix influence. But right no undue pressure that we see right now.
Andrew Moore - B. Riley — Analyst
Very good. Thank you.
Joe Beatty - Telular Corporation — President, Chief Executive Officer
Thanks.
Operator
Thank you. And we have no further questions at this time. I’d like to turn the call back over to management for closing remarks.
Joe Beatty - Telular Corporation — President, Chief Executive Officer
Thanks, Nicole. I just want to thank everyone for participating on the call. We moved the call this time to get it outside of trading window. We normally had it in the middle of the day. So going forward we’ll continue to do that, maybe the morning, maybe the afternoon. But anyway I appreciate your participation and look forward to seeing you or speaking with you throughout the next quarter. Thanks.
Operator
Ladies and gentlemen, that does conclude our Telular Corporation Third Quarter 2008 Earnings Conference Call. Thank you for your participation. You may now disconnect.